Exhibit 99.2
AccSYS, LLCPHANTOM EQUITY Plan
1.Background; Purpose. AccSys, LLC, a Delaware limited liability company (the “Company”), hereby adopts the AccSys, LLC Phantom Equity Plan (the “Plan”). Pursuant to the Interest Purchase Agreement, dated as of November 7, 2019 (the “Purchase Agreement”), by and among Steven A. Roberts, Gary Saling, The Drew D. Peloubet Family Trust DTD 6/29/09, Drew D. Peloubet, PJCDSG, Inc., a Florida corporation (the “Seller”), ParTech, Inc., a New York corporation (“PAR”) and PAR Technology Corporation, a Delaware corporation (“PAR Technology”), PAR agreed to purchase 100% of the issued and outstanding membership interests of the Company. Pursuant to the terms of the Purchase Agreement, the Seller and the Company have agreed to establish the Plan to provide an incentive for key employees, officers and contractors of the Company to remain in the service of the Company and to enhance the long-term performance of the Company and PAR Technology.
The Plan will provide a means whereby key employees, officers and contractors of the Company may participate in the long-term performance of the Company and PAR Technology through awards of phantom membership interests in the Company (the “Phantom Awards”).
2.Administration. The Plan shall be administered by the Member of the Company (the “Member”). The Member may designate one or more officers of the Company or an affiliate of the Company to assist the Member in the administration of the Plan, and may grant authority to such officers to execute agreements or other documents evidencing Phantom Awards awarded under the Plan or other documents entered into under the Plan on behalf of the Company. Each grant of a Phantom Award under the Plan shall be evidenced by a written agreement or other instrument approved by the Member awarding the grant of such Phantom Award (“Award Agreement”).
Subject to the provisions of the Plan, the Member shall have full, unconditional, sole and final discretion and authority (i) to construe and interpret the Plan and each Award Agreement, (ii) to define the terms used herein and therein, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to determine the circumstances under which vesting of any Phantom Award may be accelerated, (v) to approve and determine the duration of leaves of absence which may be granted to Participants (as defined below) without constituting a termination of their employment or continuous service for the purposes of the Plan or the applicable Award Agreement, (vi) to amend the terms of any outstanding Phantom Award with consent of the holder (or as otherwise provided in the Plan); provided, however, that the Member may amend any outstanding Phantom Award without obtaining the consent of the holder to the extent such amendment does not materially and adversely affect such holder’s benefits under the Phantom Award, (vii) to approve corrections in the documentation or administration of any Phantom Award, and (viii) to make all other determinations necessary or advisable or convenient for the administration of the Plan. All determinations and interpretations made by the Member shall be binding and conclusive on all Participants in the Plan and their legal representatives, beneficiaries, successors and assigns or other person claiming any rights pursuant to the Plan or a Phantom Award unless determined by a court of competent jurisdiction to have been arbitrary and capricious or made in bad faith.
In order to facilitate the granting of Phantom Awards to Participants who are foreign nationals or who reside or work outside of the United States of America, the Member may provide for such special terms and conditions as the Member may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Member may approve any supplements to the Plan as it may consider necessary or appropriate for purposes of this paragraph without thereby affecting or conflicting with the terms of the Plan as set forth herein. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.
3.Eligibility and Participation. Selected key employees, officers and contractors of the Company (as determined by the Member in its sole discretion) shall be eligible for selection to participate in the Plan (each, a “Participant”).
4.Phantom Awards.
(a)Award Agreement. Each Award Agreement evidencing a Phantom Award shall contain such terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Member. Award Agreements need not be identical as to the amount of each Award or the terms and conditions of each Award or among Participants.
(b)Description of a Phantom Award. In general, each Phantom Award shall represent the right to receive a payment in cash equal to the fair market value of an equivalent membership interest in the Company (such equivalency to be determined on the date of grant of the Phantom Award) to the extent and at the time that such Phantom Award becomes vested. Notwithstanding any other provision in the Plan to the contrary, the Company may agree, in its sole discretion, to convert all outstanding Phantom Awards as of the Closing (as defined in the Purchase Agreement) and, in exchange for each such outstanding Phantom Award, substitute restricted stock and/or restricted stock units of the common stock of PAR Technology (as determined by PAR Technology in its sole discretion) with a fair market value equal to the value of such outstanding Phantom Award on the grant date of the Phantom Award (“Grant Date”) divided by the Parent Closing Price (as defined in the Purchase Agreement). Such restricted stock or restricted stock units of PAR Technology will be subject to the same vesting schedule applicable to the Phantom Awards as of the date of the Closing.
(c)Vesting. Unless otherwise provided by the Member in the Award Agreement, provided that the Participant remains in continuous employment or continuous service as a contractor with the Company, PAR Technology, or one of their respective affiliates for the period beginning on the Grant Date and ending on the applicable vesting date, each Phantom Award shall vest in three equal installments on November 30, 2020, November 30, 2021, and November 30, 2022. In the event that the Phantom Award is denominated in common stock of PAR Technology, the number of shares vesting on each date shall be a whole number of shares, with such number being rounded down to the next lowest whole number on each of the first two vesting dates. Unless otherwise expressly stated in an Award Agreement, there shall be no proportionate or partial vesting in the periods prior to applicable vesting dates of a Phantom Award and no payment shall be made or accrued with respect to the unvested portion of a Phantom Award.
(d)Termination of Employment or Continuous Service. Unless otherwise specified in the Award Agreement, upon a Participant’s termination of employment or continuous service as a contractor with the Company, PAR Technology or one of their respective affiliates for any reason or no reason, the unvested portion of such Participant’s Phantom Award shall, without further action, automatically be forfeited and cancelled for no additional consideration and shall be no longer outstanding.
(e)Plan Limits. The maximum aggregate value of Phantom Awards reserved for use under the Plan will be equal to $2,000,000 (the “Grant Pool”). The value of a single grant of a Phantom Award for this purpose will be determined on the Grant Date. The size of a Phantom Award will be expressed in terms of United States dollars and also may be expressed as a percentage of the Grant Pool. Any Phantom Award or portion thereof that is forfeited, cancelled, or otherwise no longer remains outstanding in any manner may not be made subject to a future Phantom Award.
(f)Rights of Participants. A Participant granted a Phantom Award under this Plan shall not be a member of the Company (unless he or she holds membership interests of the Company acquired in an unrelated transaction) and shall not have the rights of a member holding an interest in the Company.
5.Transferability. Phantom Awards may not be transferred by the Participant without the prior written consent of the Member, which consent may be withheld in the Member’s sole discretion; provided, however, that any amounts associated with the vested portion of a Phantom Award that have not been paid to a Participant prior to such Participant’s death shall be paid to the Participant’s estate or designated beneficiary.
6.Withholding Tax. The Company shall have the right to take whatever steps the Member deems necessary or desirable or appropriate to comply with all applicable federal, state, local, and employment tax, national insurance, social security or other withholding requirements, and the Company’s obligations to settle the Phantom Awards under the Plan shall be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, the Company shall have the right to withhold taxes from any payments under the Plan and any other compensation or other amounts which it may owe to the Participant or to require such Participant to pay to the Company the amount of any taxes which the Company may be required to withhold from time to time with respect to Phantom Awards under the Plan.
7.Amendment and Termination of Plan. The Member may at any time amend, suspend or terminate the Plan. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan that would materially and adversely affect any rights or obligations of any Participant under any Award Agreement shall be effective as to such Participant unless there shall have been specific action of the Member and written consent of the Participant; provided, however, that the Member may unilaterally amend the Plan or any Award Agreement, without the consent of the Participant, if such amendment is necessary or desirable to comply with applicable laws.
8.No Employment Rights. The selection of any person to receive a Phantom Award shall not give such person any right to be retained in the employment of, or to continue to render services to, the Company, PAR Technology or any of their respective affiliates and the right and the power of the Company, PAR Technology or any of their respective affiliates to terminate such person’s employment or to terminate its service relationship with any such person shall not be affected by such award. No person shall have any right or claim whatever, directly, indirectly or by implication, to receive a Phantom Award, nor any expectancy thereof, unless and until a Phantom Award in fact shall have been made to such person by the Member as provided herein. The grant of a Phantom Award to any person hereunder at any time shall not create any right or implication that any other or further award may or shall be made at another time. Each Phantom Award hereunder shall be separate and distinct from every other award and shall not be construed as a part of any continuing series of awards or compensation. No person shall have any rights to compensation or damages on account of any loss in respect of right or entitlement under any Phantom Award under the Plan where such loss arises (or is claimed to arise), in whole or in part, from termination of such person’s employment or service with the Company, PAR Technology or any of their respective affiliates or notice to terminate such employment or contract for services. This exclusion of liability shall apply regardless of the manner in which termination of such employment or contract for services, or the giving of notice, is caused, and regardless of the manner in which compensation or damages are claimed.
9.Compliance with Other Laws and Regulations. The Plan and the grant of Phantom Awards hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. Any good faith and reasonable determination by the Company and its counsel in connection with any of the matters set forth in this Section 9 shall be conclusive and binding on all persons.
10.Plan Not Exclusive. The Plan is not exclusive. The Company may have other plans, programs and arrangements for compensation or equity or options relating thereto. The Plan does not require that Participants hereunder be precluded from participation in such other plans, programs and arrangements.
11.No Trust or Fund Created. Neither the Plan nor the grant of any Phantom Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a Phantom Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
12.Effective Date and Term. The Plan shall be effective when it has been adopted by the Company. The term of the Plan shall commence on the date of its adoption by the Company and shall expire on the date that all vested Phantom Awards have been paid to Participants or, if earlier, the date that all outstanding Phantom Awards have been forfeited.
13.Governing Law; Jurisdiction. The law of the State of Delaware shall govern all questions concerning the construction, validity, interpretation and enforceability of the Plan and the rights and obligations of Participants and or other person claiming under the Plan or a Phantom Award, and any claims or disputes relating thereto, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

14.Compliance with Code Section 409A. The compensation payable to or with respect to any Participant pursuant to the Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Plan and all Phantom Awards issued hereunder shall be administered and construed to the fullest extent possible to reflect and implement such intent. Each payment under the Plan and any Award Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and each Participant shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Participant in connection with the Plan and any Phantom Award issued hereunder (including any taxes, penalties and interest under Section 409A of the Code).

15. Headings. Headings are inserted for convenience only and do not have any legal or substantive significance when interpreting or administering the Plan.

As adopted by AccSys, LLC, on this 9th day of December, 2019.

        AccSys, LLC

        By: /s/ Drew D. Peloubet